Exhibit 99.1

Autobytel Reports Record Third Quarter 2015 Results

Total Revenues Up 47% to $40.2 Million; Non-GAAP EPS Up 95% to $0.45 Per Diluted Share

IRVINE, Calif., Nov. 05, 2015 (GLOBE NEWSWIRE) -- Autobytel Inc. (NASDAQ:ABTL), a leading provider of online automotive services connecting consumers with dealers, reported financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights vs. Year-Ago Quarter

•	Total revenues increased 47% to a record $40.2 million
•	Advertising revenues increased 194% to $3.2 million
•	Net income increased 44% to $1.6 million or $0.14 per diluted share
•	Non-GAAP income increased 103% to a record $5.2 million or $0.45 per diluted share

Management Commentary

"This record third quarter was driven by our higher-margin advertising segment led by AutoWeb, expansion with OEM partners and the addition of Dealix, which continues to outperform our expectations," said Jeff Coats, president and CEO of Autobytel. "We continue to retain a greater amount of Dealix revenue than expected, while removing dealers and suppliers that do not meet our margin and quality requirements. Dealix is already contributing positively to net income as we work toward full integration by year-end."

"Subsequent to the quarter," continued Coats, "we acquired our performance marketing partner, AutoWeb, which dramatically strengthens our technology leadership in the automotive digital marketplace. We've already started to pursue several promising cross-sell opportunities, while also beginning to realize synergies across our technology platforms and data methodologies.

"As we close out the year and look ahead to 2016, we'll continue to focus on driving growth through lead generation and our higher-margin advertising segment, as well as through our suite of value-added product offerings, with the ultimate goal of helping dealers and OEMs better leverage their marketing budgets and investments in website properties."

Third Quarter 2015 Financial Results

Total revenues in the third quarter of 2015 increased 47% to $40.2 million compared to $27.4 million in the year-ago quarter. Revenues generated from automotive leads and services increased 44% to $35.2 million compared to $24.5 million a year ago. The increase was driven by the acquisition of Dealix and growth in advertising revenues. Retail revenues increased 19% to $15.3 million compared to $12.8 million last year, and wholesale revenues increased 71% to $20.0 million compared to $11.7 million in the year-ago quarter.

Advertising revenues increased 194% to $3.2 million compared to $1.1 million in the year-ago quarter. The increase was due to growth in display advertising through continued optimization of the company's Jumpstart relationship, as well as a significant increase in click revenue. The increase in click revenue was driven by the company's prior commercial relationship with AutoWeb, which was acquired on October 1, 2015, and an increase in traffic from the acquisition of Dealix.

Gross profit in the third quarter increased 39% to $15.3 million compared to the year-ago quarter. Gross margin was 38.1% compared to 40.2% one year ago. The expected decline in gross margin was primarily due to Dealix, which historically generated gross margin of approximately 32.0%.

Total operating expenses in the third quarter were $12.0 million compared to $9.0 million in the year-ago quarter. As a percentage of revenues, total operating expenses decreased 310 basis points to 29.8% compared to 32.9% in the third quarter of 2014, demonstrating the operating leverage in the business.

Net income in the third quarter of 2015 increased 44% to $1.6 million or $0.14 per diluted share, compared to $1.1 million or $0.11 per diluted share in the year-ago quarter.

Non-GAAP income increased 103% to $5.2 million compared to $2.5 million in the third quarter of 2014 (see "Note about Non-GAAP Financial Measures" below for further discussion). Non-GAAP diluted earnings per share increased 95% to $0.45 compared to $0.23 per diluted share in the year-ago quarter.

Business Outlook

Autobytel reaffirms its fiscal 2015 revenue guidance to range between $132.0 million and $134.0 million, representing an increase of approximately 24% to 26% from 2014. The company is increasing its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.20 and $1.24, an increase of approximately 45% to 49%.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2015 results, followed by a question-and-answer session.

Date: Thursday, November 5, 2015
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 66892955

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company's website.

The conference call will also be broadcast live at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations"). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 12, 2015. The call will also be archived in the Investor Relations section of Autobytel's website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 66892955

Tax Benefit Preservation Plan

At December 31, 2014, the company had approximately $94.5 million in available net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan ("Plan") was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of November 2, 2015, there were 10,499,719 shares of the Company's common stock outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2015 and 2014 third quarter. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. The company's management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the company's net operating loss (NOL) tax credits and recent acquisitions. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, (i) that the company will continue to drive growth through lead generation and its higher-margin advertising segment, as well as through its suite of value-add product offerings; (ii) that the company reaffirms its fiscal 2015 revenue guidance to range between $132.0 million and $134.0 million, representing an increase of approximately 24% to 26% from 2014; and (iii) that the company increases its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.20 and $1.24, an increase of approximately 45% to 49%, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$18,798	$20,747
Accounts receivable, net of allowances for bad debts and customer credits of $1,087 and $770 at September 30, 2015 and December 31, 2014, respectively	27,723	18,311
Deferred tax asset	3,616	5,498
Prepaid expenses and other current assets	2,217	811
Total current assets	52,354	45,367
Property and equipment, net	3,099	1,904
Investments	4,060	3,880
Intangible assets, net	12,996	4,173
Goodwill	32,096	20,948
Long-term deferred tax asset	23,615	27,396
Other assets	1,002	1,081
Total assets	$129,222	$104,749

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,564	$7,685
Accrued expenses and other current liabilities	9,934	9,495
Convertible note payable	—	5,000
Current portion of term loan payable	5,250	2,250
Total current liabilities	24,748	24,430
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	14,063	4,500
Borrowings under credit facility	8,000	5,250
Other non-current liabilities	25	311
Total liabilities	47,836	35,491

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 55,000,000 shares authorized and 10,499,719 and 8,880,377 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	10	9
Additional paid-in capital	317,057	308,190
Accumulated deficit	(235,681)	(238,941)
Total stockholders’ equity	81,386	69,258
Total liabilities and stockholders’ equity	$129,222	$104,749

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014
Revenues:
Lead fees	$36,459	$25,880	$88,480	$76,727
Advertising	3,211	1,093	6,846	2,531
Other revenues	505	391	1,479	979
Total revenues	40,175	27,364	96,805	80,237
Cost of revenues	24,878	16,356	59,639	48,828
Gross profit	15,297	11,008	37,166	31,409

Operating expenses:
Sales and marketing	4,109	3,336	11,430	11,078
Technology support	3,574	2,055	7,952	5,971
General and administrative	3,600	3,161	9,854	8,899
Depreciation and amortization	720	483	1,808	1,373
Litigation settlements	(25)	(25)	(75)	(118)
Total operating expenses	11,978	9,010	30,969	27,203
Operating income	3,319	1,998	6,197	4,206
Interest and other income (expense), net	(216)	(177)	(546)	(518)
Income tax provision	1,488	697	2,391	1,394
Net income and comprehensive income	$1,615	$1,124	$3,260	$2,294

Basic earnings per common share	$0.16	$0.12	$0.33	$0.26
Diluted earnings per common share	$0.14	$0.11	$0.30	$0.22

Shares used in computing earnings per common share (in thousands):
Basic	10,375	9,029	9,732	8,986
Diluted	11,540	11,099	10,718	11,255

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended		Three Months Ended		Three Months Ended		Nine Months Ended
	March 31,		June 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014	2015	2014

Net income	$773	$370	$871	$801	$1,615	$1,124	$3,260	$2,294
Amortization of acquired intangibles	376	332	512	376	667	376	1,556	1,085
Non-cash stock based compensation
Cost of revenues	25	17	38	17	43	18	106	52
Sales and marketing	140	109	146	142	153	149	439	400
Technology support	71	56	151	67	201	61	422	184
General and administrative	417	104	217	142	287	142	922	389
Total non-cash stock-based compensation	653	286	552	368	684	370	1,889	1,025
Acquisition costs	-	984	925	116	726	-	1,652	1,100
Severance costs	330	-	-	-	-	-	330	-
Litigation settlements	(25)	(68)	(25)	(25)	(25)	(25)	(75)	(118)
Income taxes	257	220	647	476	1,488	697	2,391	1,394

Non-GAAP income	$2,364	$2,124	$3,482	$2,112	$5,155	$2,542	$11,003	$6,780

Weighted average diluted shares	11,097	10,282	11,057	11,271	11,540	11,099	10,718	11,255

GAAP EPS	$0.07	$0.04	$0.08	$0.08	$0.14	$0.11	$0.30	$0.22
EPS impact of adjustments	0.14	0.17	0.24	0.12	0.31	0.13	0.72	0.40
Non-GAAP EPS	$0.21	$0.21	$0.31	$0.19	$0.45	$0.23	$1.03	$0.60

Company Contact:

Kimberly Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

Investor Relations:

Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com